Exhibit 99.1

Akers Biosciences Receives Notice of Delinquent Form 10-Q Filing from Nasdaq

THOROFARE, N.J., May 25, 2018 (Marketwired) – Akers Biosciences, Inc. (NASDAQ: AKER) (AIM: AKR.L), (“Akers Bio” or the “Company”), a developer of rapid health information technologies, announces that it received a notice (the “Notice”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) on May 22, 2018 stating that the Company’s failure to file its Form 10-Q for the quarter ended March 31, 2018 (the “Quarterly Report”) constituted a delinquency under Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (“SEC”).

The Notice notes that the Company is required to submit a plan to regain compliance with Nasdaq’s filing requirements for continued listing within 60 calendar days of the date of the Notice. Upon acceptance of the Company’s compliance plan, Nasdaq is permitted to grant an extension of up to 180 calendar days from the Quarterly Report’s filing due date, or until November 19, 2018, for the Company to regain compliance with Nasdaq Listing Rule 5250(c)(1).

The Company continues to work in order to expeditiously file the Quarterly Report as soon as practicable.

The Notice has no immediate effect on the listing of the Company’s shares on Nasdaq. This announcement is made in compliance with Nasdaq Listing Rule 5810(b) which requires prompt disclosure of receipt of a deficiency notification.

About Akers Biosciences, Inc.

Akers Bio develops, manufactures, and supplies rapid screening and testing products designed to deliver quicker and more cost-effective healthcare information to healthcare providers and consumers. The Company has advanced the science of diagnostics while responding to major shifts in healthcare through the development of several proprietary platform technologies. The Company’s state-of-the-art rapid diagnostic assays can be performed virtually anywhere in minutes when time is of the essence. The Company has aligned with major healthcare companies and high volume medical product distributors to maximize product offerings, and to be a major worldwide competitor in diagnostics.

Additional information on the Company and its products can be found at www.akersbio.com. Follow us on Twitter @AkersBio.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. The forward-looking statements include statements or expectations regarding the timing of filing a periodic report with the SEC, the ability of the Company to regain compliance with Nasdaq listing requirements to avoid delisting of its securities on the Nasdaq Stock Market and related matters. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Akers Biosciences, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For more information:

Akers Biosciences, Inc.

John J. Gormally, Chief Executive Officer

Tel. +1 856 848 8698

Vigo Communications (Global Public Relations)

Ben Simons / Fiona Henson

Tel. +44 (0)20 7830 9704

Email: akers@vigocomms.com